Exhibit 10.6

March 29, 2005

Graham Perkins
3235 Navy Drive
Oak Hill, VA 20171

Re: COBRA and Office Space

Dear Graham:

Recently, you received a letter confirming your eligibility to participate in LCC’s 2005 Annual Incentive Plan, including details of your target incentive amount.

Following on that communication, I wanted also to confirm the details of your agreement with LCC International, Inc. regarding payment of COBRA premiums and loaned office space:

1.	LCC will pay in full the monthly premium for the continuance of your current medical and dental care elections via COBRA through December 31st, 2005.

2.	LCC will provide, at no cost to you, one (1) furnished office for your personal use. This office space will be provided indefinitely or until the sooner of a) your voluntary vacancy of the space or b) lack of availability of office space unoccupied by paying tenants. LCC reserves the right to relocate this office at any time or at any frequency in order to accommodate paying lessees.

Graham, if you have any questions regarding the information above, please do not hesitate to contact me.

Best regards,

/s/ Terri

Terri Feely
Vice President, Human Resources & Administration
LCC International, Inc.
(703) 873-2399 direct